Exhibit 99.2

Q1 2021 Founder/CEO Letter To Shareholders

May 17th, 2021

Dear Shareholder,

This is my first letter to you as we transition to becoming a public company. It’s a proud moment for us at Taboola. We do not view being public as an endpoint, but rather as an important milestone in our journey. I want to express my gratitude to the incredible team of Taboola employees who were instrumental in getting us to this position and to the investors who had confidence in us. We have a great future ahead, and I look forward to writing to you each quarter about our progress and accomplishments. As this is my first shareholder letter, it may be a little longer than future letters.

We just completed a strong 2020, and our first quarter of 2021 has exceeded our expectations enabling us to raise our expectations for the rest of 2021. In this first letter, I want to share the context for our performance by explaining where we came from, why we have large market potential available to us, why we believe we will continue to grow, highlights of our financial performance for the first quarter of FY2022, and finally a few words about our great team – what I view as our strongest asset.

Our History

I started Taboola over 13 years ago, from my parent’s house in Israel. The vision was to build a recommendation engine that would help people discover things they may like and never knew existed. Until that point, people could only find things on the internet they knew to look for. We knew that with a clever use of technology, there would be a way for information to find people and fill their lives with anything from new music they hadn’t heard before, to an article about a new scientific discovery, or a TV show they didn’t yet know about. At the same time, we believed this could enable deeper engagement in websites, which is a difficult and challenging task for publishers. We’ve all been served recommendations from Amazon or Netflix, but most publishers don’t have the enormous staff of engineers needed to amass the data and develop the algorithms to make that possible.

The Open Web is the term for all the websites and publishers out there that aren’t Facebook, Amazon, Google, Apple or the like. Those tech giants (also called “walled gardens”) want to own the relationship with users and keep it for themselves. We want to enable that relationship to be owned by the publishers. People clicked on Taboola tens of billions times last year, and half of the time they were served our recommended editorial and news articles and videos from the site they were on, facilitating more user engagement with that site. These sites are our partners. This enabled our publishers to engage with their users without ceding that relationship. The other half of the time, the clicks were paid recommendations – clicks on personalized recommendations that the users didn’t know they wanted before. Those clicks – which are very profitable for our customers and us – are the result of the deep engagement we enable. Over the last decade, we’ve leveraged this win/win approach to build strategic and exclusive partnerships with some of the most incredible publishers, advertisers, and device manufacturers in the world, such as ESPN, CNBC, NBC, CBSi, The Independent, Axel Springer, Samsung, Wayfair, and many others.

We Operate In A Large and Growing Market

Online advertising on the open web is a large, highly fragmented market valued at over $60B per year. As of now, most of these ads have been generated from banner ads, developed nearly 30 years ago, that are becoming less relevant and are decreasingly effective. The market is moving towards native advertising, in-feed, which is contextually meaningful to what the user is engaged in at that moment on a website. Some large companies have demonstrated the huge value in contextually relevant ads, natively rendered in a feed format – companies like WeChat, Facebook and TikTok. According to eMarketer, 3.23 billion people visit social networks at least once a month exposing users to feed formats and from time to time - they see a relevant ad, similar to what Taboola is doing, but only on the Open Web, on publishers’ sites.

In addition, our technology on publishers’ sites includes recommendations of the site’s own content, driving value to editorial teams and users. We believe that consumer behavior and ad spend trends are aligned and positively correlated, and Taboola is strategically positioned to capitalize on this opportunity.

What Sets Us Apart and Enables Us To Grow Consistently

There are several factors which we believe will enable Taboola to grow and succeed and maintain market leadership.

Our technology is proprietary, complex and hard to do properly. Recommending something that a user may like at just the right time and just the right place is a significant challenge. Users tell Google exactly what they are looking for and share what their interests are with Facebook. Over the last 13 years, we built a machine learning technology that is able to infer what a user might be interested in based on context and knowledge of what other users have liked in similar circumstances. Four years ago we evolved our technology from Machine Learning to Deep Learning. In simple terms, Machine Learning looks at known parameters to try to predict user behaviors and needs. While effective, it depends on us knowing exactly what the right parameters were to predict behaviors. Deep Learning is more advanced in that it figures out what the parameters are, making behavioral predictions much more accurate, self- learned, and independent of our intervention. We believe this puts us far ahead of our competitors and our significant experience makes it harder for them to catch up.

We have exclusive, long-term partnerships with publishers. Our ability to consistently drive results enables our publisher partners to confidently commit to build long-term, exclusive, and global relationships with us. Taboola’s recommendation of both advertiser content as well as the publisher site’s own editorial content drives most publishers to present Taboola recommendations 100% of the time, globally and across all devices. This means we have consistent access to users and ad inventory we can count on, which means our business is predictable.

We have a direct relationship with our advertising customers. The substantial majority of our revenue this past quarter came from advertisers working directly with us. In fact, the majority of their spend utilizes our proprietary SmartBid technology, which allows our AI to choose bid prices on their behalf. Taboola is a performance advertising business and our advertisers trust us to drive a positive return on their advertising spend, which leads to an “always on” relationship.

We are relatively shielded from negative effects of the new IDFA privacy and cookie rules. Apple, Google, Microsoft and others are making changes to protect user’s privacy. Many people don’t fully understand the level of tracking or how that tracking can serve bad actors on the internet. We all want our friends and family to feel safe on the internet. The new iOS policy seeks to eliminate cross app user tracking of 3rd party Software Development Kit (SDKs), similar to how historically Safari challenged cross domain tracking by blocking 3rd party cookies. Those changes are affecting the whole online advertising industry and all players must consider how to adapt. Taboola requires relatively less adaptation compared with most of the industry. First, only a small portion of our revenue is in native apps where Identifier For Advertisers (IDFA) is relevant. Second, our algorithm relies predominantly on strong contextual signals we get thanks to our direct relationship with publishers. For those reasons we feel confident in the face of these privacy changes, and we support Google, Apple and Microsoft in pushing to protect consumers’ interests.

COVID helped to accelerate the shift to digital. Prior to the pandemic, many advertisers had been slow to get into digital advertising. COVID made it critical for companies to make the change to digital quickly, as reaching customers in the physical world became increasingly ineffective. Now that they have seen the returns of digital ad spending, we believe those advertisers will continue to invest in digital advertising.

Ethical responsibility. We want to behave as a good corporate citizen. We stress the need for strong safeguards in order to combat hate and fake news poisoning the open web. At Taboola, we know that humans must be involved in solving a human-created problem, since AI is just a tool, not a solution. Through Q1, our moderation team reviewed about half a million ads every week before they made it to the open web. Content moderation is a top priority for us, and our entire management team spends significant time strategizing on this matter.

Financial Performance

Our philosophy as a company is to focus on profitable growth. We ended 2020 with $1.2B in Revenues, $319M in Gross Profit, $382M in ex-TAC Gross Profit*, (which is what we have left after we pay our partners), $8.5M in Net Income, and $106M in Adjusted EBITDA*. We also finished the year with over $240M of cash on our balance sheet, despite only raising $160M of funding in our history. Our strong financial profile and the opportunity before us led us to decide to go public. We chose to go public via a SPAC with our partners at ION Acquisition Corp 1 Ltd. (NYSE:IACA)(“ION”). We are raising $545M in the transaction from ION and our PIPE investors, and we anticipate the transaction closing during the second quarter of 2021.

Turning to Q1 of 2021, we are pleased with our performance as we saw strong increases in our key business metrics. Here are the highlights of our performance for Q1:

●	Revenues of $303 million grew 8.4% year over year

●	Gross Profit of $89 million grew 69.6% year over year

●	ex-TAC Gross Profit of $106 million grew 53.6% year over year. Q1 growth is unusually high given in part the unique COVID impacts in Q1 2020.

●	Net income of $18.6 million increased by $42.4 million year over year

●	Adjusted EBITDA of $33.5 million increased $35.3 million year over year.

●	Our Adjusted EBITDA was 31.7% of our ex-TAC Gross Profit, which was above our projection of 26.2%.

2020 was an anomalous year for us, as it was for many companies, so year-over-year comparisons will be unusual in 2021. For instance, while we are very happy with our 69.6% year-over-year growth in Gross Profit and 53.6% year-over-over growth of ex-TAC Gross Profit in Q1, that growth partially benefitted from a soft Q1 2020, as COVID began to affect the world economy. We believe that our guidance for full-year 2021 is a better indication of how we are performing relative to past years.

To that point, our Q1 performance gives us confidence to raise our Q2 and full year expectations versus the original projections we released in January when we announced the merger with ION. For the Full Year 2021, the Company currently expects:

●	Revenues of $1,298 to $1,308 million versus original projections of $1,277 million. This would represent year over year growth of 9% to 10%.

●	Gross Profit of $374 to $386 million versus original projections of $365 million. This would represent year over year growth of 17% to 21%.

●	ex-TAC Gross Profit of $456 to $466 million versus original projections of $445 million. This would represent year over year growth of 19% to 22%.

●	Adjusted EBITDA** of $140 to $150 million versus original projections of $127 million. This would represent year over year growth of 32% to 42% and a Ratio of Adjusted EBITDA to ex-TAC Gross Profit** of 30% to 33%.

For a complete look at our updated guidance and Q1 results, please see our Q1 2021 earnings press release, which was filed separately with the SEC and posted on Taboola’s website today at https://www.taboola.com/documents/taboola-Q1-21-earnings-pr.pdf.

Q1 Business Highlights

A significant driver of our positive financial results in Q1 was an increase year over year in yield, the revenue we make per advertising placement. We realized good improvement in yield in 2020 and that has continued into Q1. Three things helped us drive this yield growth - Artificial Intelligence (AI), publisher product innovation and adoption, a relentless focus on advertiser products and services, resulting in increased advertiser success.

Anything and Anywhere growth initiatives. These are areas where we see significant opportunities to expand our addressable core market into new types of advertisers (Taboola recommending A nything) such as e-commerce, and apps/games, as well as into new sources of user attention (Taboola recommending A nywhere) such as mobile devices, and CTV. We have not included the growth from these initiatives in our current projections.

Recommend “Anything”:

●	TV/Video - we launched Taboola High Impact, a new advertising solution that integrates Taboola editorial and paid recommendations on homepages, section fronts, mid article and other visible placements. Video advertisers love it - it’s viewable, visible and it works.

Recommend “Anywhere”:

●	News distribution via Mobile Device Manufacturers - we continue to grow our integrations of Apple-News like services on Android devices, and in Q1 we launched new partnerships such as Samsung in Brazil.

We announced a few exciting business achievements. We signed partnerships with great publishers such as Sinclair Broadcast Group in the U.S., Unify in France, and Financial News in the Asia Pacific (APAC) region. We launched Taboola Stories, similar to Instagram and Snap formats, to enable publishers to create new vertical inventory which grew popular among consumers in social networks.

Our People

We view our team as an important competitive advantage. Taboola has approximately 1,400 employees in 15 offices. During our meetings with prospective PIPE investors we often talked about “scaling a startup” – something that is top of mind for management. We accomplish that with a strong management team, and being very selective in who we hire. In Q1, for example, each day we had more than 300 people applying for a job at Taboola, but we only hired 1.5 – about 0.5% of applicants. Our Board is also growing. We are pleased to have added two advertising and publishing veterans Deirdre Bigley and Lynda Clarizio to our Board. As part of our merger, Gilad Shany, the CEO of ION, our SPAC partner, will also be joining our Board. Details of these new Board members are the subject of a separate press release.

Much like the rest of the world, for the safety of our team, we continued to work from home in Q1 as we did for the better part of 2020. Our data and internal surveys show that we’re as productive as we were before, though a majority of our employees would prefer to go back to the office 2-3 days a week when we can do so safely.

Diversity, Equity and Inclusion (DEI) activities have been a key area of focus at Taboola. Building an inclusive and diverse workplace isn’t just the right thing to do as a society, we believe that multiple voices and perspectives can drive better results. Our culture is about transparency and collaboration, and with more diversity, we believe we can execute even better.

In March, in honor of Women’s History Month, Taboola launched a global initiative, RecommendHER, pledging $500K in free advertising to women-owned businesses as part of our ethos to make space for women and actively bring more (and diverse) women into more spaces.

* * *

Our journey is about to begin as a public company. We look forward to sharing our thoughts on our Q2 performance with you in August, and to meet you “on the other side” as a public company. For those who have chosen to invest in our company, we thank you and can assure you that we will do our very best to earn your confidence. We want to make this a profitable venture for you and hope you enjoy the ride as much as we have.

— Adam Singolda

Founder and CEO

*About Non-GAAP Financial Information

This press release includes ex-TAC Gross Profit, Adjusted EBITDA, Ratio of Adjusted EBITDA to ex-TAC Gross Profit and Free Cash Flow, which are non-GAAP financial measures. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to revenues, gross profit, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.

The Company believes non-GAAP financial measures provide useful information to management and investors regarding future financial and business trends relating to the Company. The Company believes that the use of these measures provides an additional tool for investors to use in evaluating operating results and trends and in comparing the Company’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which items are excluded or included in calculating them. Please refer to the appendix at the end of this press release for reconciliations to the most directly comparable measures in accordance with GAAP.

**Although we provide guidance for Adjusted EBITDA and Ratio of Adjusted EBITDA to ex-TAC Gross Profit, we are not able to provide guidance for projected Net income (loss) or Net income Margin, the most directly comparable GAAP measures. Certain elements of Net income (loss), including share-based compensation expenses, are not predictable due to the high variability and difficulty of making accurate forecasts. As a result, it is impractical for us to provide guidance on Net Income (loss) or to reconcile our Adjusted EBITDA or Ratio of Adjusted EBITDA to ex-TAC Gross Profit guidance without unreasonable efforts. Consequently, no disclosure of projected Net income (loss) is included and no reconciliation of Adjusted EBITDA or Ratio of Adjusted EBITDA to ex- TAC Gross Profit is included. For the same reasons, we are unable to address the probable significance of the unavailable information.

Our guidance assumes that the global economy continues to recover, with no major COVID-19 related setbacks that may cause economic conditions to deteriorate or significantly reduce advertiser demand.

Note Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements. Forward-looking statements generally relate to future events including future financial or operating performance of Taboola.com Ltd. (the “Company”). For example, the expected timing and completion of the pending merger with ION and guidance for the second quarter of and Full Year 2021, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Uncertainties and risk factors that could affect the Company’s future performance and cause results to differ from the forward-looking statements in this presentation include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction involving the Company and ION (such transaction, the “Business Combination”); the outcome of any legal proceedings that may be instituted against ION or the Company, the combined company or others following the announcement of the Business Combination; the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of ION or to satisfy other conditions to closing; changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; the ability to meet stock exchange listing standards following the consummation of the Business Combination; the risk that the Business Combination disrupts current plans and operations of ION or the Company as a result of the announcement and consummation of the Business Combination; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees; costs related to the Business Combination; changes in applicable laws or regulations; the Company’s estimates of expenses and profitability and underlying assumptions with respect to shareholder redemptions and purchase price and other adjustments; ability to attract new digital properties and advertisers; ability to meet minimum guarantee requirements in contracts with digital properties; intense competition in the digital advertising space, including with competitors who have significantly more resources; ability to grow and scale the Company’s ad and content platform through new relationships with advertisers and digital properties; ability to secure high quality content from digital properties; ability to maintain relationships with current advertiser and digital property partners; ability to make continued investments in the Company’s AI-powered technology platform; the need to attract, train and retain highly- skilled technical workforce; changes in the regulation of, or market practice with respect to, “third party cookies” and its impact on digital advertising; continued engagement by users who interact with the Company’s platform on various digital properties; the impact of the ongoing COVID-19 pandemic; reliance on a limited number of partners for a significant portion of the Company’s revenue; changes in laws and regulations related to privacy, data protection, advertising regulation, competition and other areas related to digital advertising; ability to enforce, protect and maintain intellectual property rights; and risks related to the fact that we are incorporated in Israel and governed by Israeli law; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in ION’s final prospectus relating to its initial public offering dated October 1, 2020, in the Company’s registration statement on Form F-4 relating to the Business Combination filed on April 30, 2021, and in subsequent filings with the Securities and Exchange Commission (“SEC”), including the final prospectus/proxy statement relating to the Business Combination.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on these forward-looking statements, which speak only as of the date they were made. Neither ION nor the Company undertakes any duty to update these forward-looking statements except as may be required by law.

Additional Information

This communication is being made in respect of the proposed transaction involving Taboola.com Ltd. (“Taboola”) and ION Acquisition Corp. 1 Ltd. (“ION”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. In connection with the proposed transaction, Taboola has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form F-4 that includes a proxy statement of ION in connection with ION’s solicitation of proxies for the vote by ION’s shareholders with respect to the proposed transaction and other matters as may be described in the registration statement. Taboola and ION also plan to file other documents with the SEC regarding the proposed transaction and a proxy statement/prospectus will be mailed to holders of shares of ION’s Class A ordinary shares. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE FORM F-4 AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement/prospectus, as well as other filings containing information about Taboola and ION will be available without charge at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus can also be obtained, when available, without charge, from Taboola’s website at http://www.taboola.com. Copies of the proxy statement/prospectus can be obtained, when available, without charge, from ION’s website at http://www.ion-am.com/spac.

Participants in the Solicitations

Taboola, ION and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from ION’s shareholders in connection with the proposed transaction. You can find more information about ION’s directors and executive officers in ION’s final prospectus dated October 1, 2020 and filed with the SEC on October 5, 2020. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus when it becomes available.

Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

APPENDIX: Non-GAAP Reconciliation

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR Q1 2021

(Unaudited)

The following table provides a reconciliation of Revenues to ex-TAC Gross Profit.

	Three Months Ended March 31,
	2021	2020
	(unaudited)
	(dollars in thousands)
Revenues	$302,950	$279,346
Traffic acquisition cost	(197,036)	(210,378)
Other cost of revenues	(16,415)	(16,192)
Gross Profit	$89,499	$52,776
Add back: Other cost of revenues	16,415	16,192
ex-TAC Gross Profit	$105,914	$68,968

The following table provides a reconciliation of Net income (loss) to Adjusted EBITDA.

	Three Months Ended March 31,
	2021	2020
	(unaudited)
	(dollars in thousands)
Net income (loss)	$18,587	$(23,853)
Adjusted to exclude the following:
Financial expenses (income)	798	(448)
Tax expenses	2,237	4,463
Depreciation and amortization	8,244	9,751
Share-based compensation expenses	5,131	2,270
M&A costs(1)	(1,454)	6,097
Adjusted EBITDA	$33,543	$(1,720)

[1]	Costs primarily related to the proposed strategic transaction with Outbrain Inc., which we elected not to consummate.

Net income (loss) Margin is Net income (loss) divided by Revenues. We calculate Ratio of Adjusted EBITDA to ex-TAC Gross Profit as Adjusted EBITDA divided by ex-TAC Gross Profit. We believe that the Ratio of Adjusted EBITDA to ex-TAC Gross Profit is useful because TAC is what we must pay digital properties to obtain the right to place advertising on their websites, and we believe excluding these costs from the calculation of our Adjusted EBITDA compared to our ex-TAC Gross Profit better reflects the revenue that ultimately flows to us. The following table reconciles Net income (loss) Margin and Ratio of Adjusted EBITDA to ex-TAC Gross Profit for the period shown.

	Three Months Ended March 31,
	2021	2020
	(unaudited)
	(dollars in thousands)
Revenues	$302,950	$279,346
Net income (loss)	$18,587	$(23,853)
Net income (loss) Margin	6.14%	(8.54)%
ex-TAC Gross Profit	$105,914	$68,968
Adjusted EBITDA	$33,543	$(1,720)
Ratio of Adjusted EBITDA Margin to ex-TAC Gross Profit	31.67%	(2.49)%

The following table provides a reconciliation of Net cash provided by operating activities to Free Cash Flow.

	Three Months Ended March 31,
	2021	2020
	(unaudited)
	(dollars in thousands)
Net cash provided by operating activities	$(9,103)	$11,008
Purchases of property and equipment, including capitalized platform costs	(5,537)	(6,977)
Free Cash Flow	$(14,640)	$4,031

APPENDIX: Non-GAAP Reconciliation

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR Q2 2021 and FULL YEAR 2021 GUIDANCE

(Unaudited)

The following table provides a reconciliation of Gross Profit to ex-TAC Gross Profit.

	Q2 2021	FY 2021
(unaudited)
(dollars in millions)
Revenues	$ 315 - $320	$ 1,298 -$1,308
Traffic acquisition cost	$ (202 - $212)	$ (832 - $852)
Other cost of revenues	$ (18 - $20)	$ (80 - $82)
Gross Profit	$ 88 - $95	$ 374 - $386
Add back: Other cost of revenues	$ 18 - $20	$ 80 - $82
ex-TAC Gross Profit	$ 108 - $113	$ 456 - $466